August 22, 2005


Mail Stop 4561

VIA U.S. MAIL AND FAX (863) 425-5526

Mr. Richard G. Hunter, Ph. D.
Chief Executive Officer and
   Chief Financial Officer
Food Technology Service, Inc.
502 Prairie Mine Road
Mulberry, FL  33860

Re:	Food Technology Service, Inc.
      Form 10-KSB for the year ended December 31, 2004
      Filed April 4, 2005
      File No. 000-19047

Dear Mr. Hunter:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Sincerely,



      Steven Jacobs
      Accounting Branch Chief


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